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Update of Fourth Quarter 2004 Guidance
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FOR IMMEDIATE RELEASE

COMPANY CONTACT:
Jennifer Carberry
NYFIX, Inc.
(203) 425-8000 or
info@nyfix.com
WWW.NYFIX.COM

                         NYFIX PROVIDES UPDATED GUIDANCE

STAMFORD, CT, MARCH 4, 2005: NYFIX, INC. (NASDAQ:  NYFX), A LEADER IN technology solutions for the financial  marketplace,  announced that it expects revenue for the fourth quarter of 2004 to be  approximately  $20.4  million,  an increase of almost 5% over the prior  quarter and within the range of  previously  announced revenue guidance of $19.5 million to $21.0 million. The fourth quarter net loss, however,  is  expected  to be in the range of $0.10 to $0.12 per  common  share, which is higher  than the  previously  announced  guidance of $0.03 to $0.05 net loss per common share.  This negative  variance is  attributable  to higher than forecasted interest and bad debt expense,  Sarbanes-Oxley  implementation  costs and other general and administrative expenses.

As a result  of the  previously  announced  buy-side  initiatives,  the  Company experienced significant growth in global network and transaction revenue. In the two years since the Company  launched its buy-side  initiatives,  global network and  transaction  revenue  combined  have  grown  to an  annualized  rate of $35 million.  Transaction  revenue  increased  25% from  $4.1  million  in the third quarter of 2004 to more than $5.1 million in the fourth quarter with  increasing gross profit  margins.  First  quarter 2005  transaction  revenue is on pace for further  growth.  The Company  expects to launch a new execution  service in May
2005, which it believes will provide additional transaction revenue growth.

For the first quarter of 2005, the Company expects revenue to be in the range of
$21.0 million to $23.0 million.  However,  the Company expects to report a first quarter net loss in the range of $0.03 to $0.09 per common share. The Company is employing a high level of external  legal and other  professional  services at a cost of  approximately $2 million in the first quarter of 2005 ($0.06 per common share) to address the  Securities  and Exchange  Commission  inquiries,  achieve compliance with the Sarbanes-Oxley Act and accomplish business streamlining.

"We are in the midst of implementing a vision change that deals with the balance and relationship between our sell and buy-side business growth opportunities and our central  corporate  costs.  Our primary goals  continue to be to restore the
Company to  profitability,  capture growth  opportunities  and build a franchise with sustained  profitability," said Peter Kilbinger Hansen,  Chairman and Chief
Executive Officer.

ABOUT NYFIX, INC.
NYFIX,  INC.  is an  established  provider  to the  domestic  and  international financial  markets  of  trading  workstations,  middle-office  trade  automation technologies and trade communication  technologies.  Our NYFIX Network is one of the industry's  largest networks,  connecting  broker-dealers,  institutions and exchanges.  In addition to our headquarters in Stamford, we have offices on Wall
Street in New York City, in London's Financial District,  in Chicago, and in San
Francisco.  We operate redundant data centers in the northeastern  United States with additional data center hubs in London,  Amsterdam, Hong Kong and Tokyo. For more information, please visit www.nyfix.com.

This  press  release  contains  certain  forward-looking  statements  within the meaning of Section 27A of the  Securities  Act of 1933, as amended,  and Section
21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors  created  thereby.  Investors are cautioned that all forward-looking  statements  involve risks and  uncertainty,  including  without limitation,  the  ability of the  Company to market and  develop  its  products.
Although   the   Company   believes   that  the   assumptions   underlying   the
forward-looking   statements  contained  herein  are  reasonable,   any  of  the
assumptions could be inaccurate,  and therefore,  there can be no assurance that the  forward-looking  statements included in this press release will prove to be
accurate.   In  light  of  the   significant   uncertainties   inherent  in  the
forward-looking  statements  included herein,  the inclusion of such information should not be regarded as a  representation  by the Company or any other  person that the objectives and plans of the Company will be achieved.